Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”), dated April 22, 2024, is made by and between Adial Pharmaceuticals, Inc. (“Adial”, or the “Company”) and Dr. Bankole Johnson (“Consultant”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Consultant was engaged by the Company pursuant to that certain Consulting Agreement entered into as of March 24, 2019, between the Company and Consultant, as amended as of March 22, 2022 and September 8, 2022, including all Exhibits thereto (collectively, “Consulting Agreement”);

WHEREAS, pursuant to Section 2(b) of the Consulting Agreement the Company has provided Consultant with written notice of the termination of the Consulting Agreement, effective May 17, 2024 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Consultant may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Consultant’s engagement by the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant hereby agree as follows:

COVENANTS

1. Consulting Services. Notwithstanding the termination of the Consulting Agreement:

(i)	from time to time after the Termination Date the Company may seek the benefit of Consultant’s consulting services on an hourly basis, to be billed as provided by Consultant at the rate of Eight Hundred Fifty Dollars ($850) per hour, payable in accordance with Company’s customary payment schedule in the month following when an invoice is received by the Company setting forth in reasonable detail the services provided. Only services that receive prior written approval from Company management in each instance will be compensated. All references in this document to “written approval” include email. Consultant will be reimbursed for expenses incurred in connection with services if and only if such expenses are documented and receive prior written approval by Company management in each instance. In connection with such services, Consultant shall use any and all best efforts to support Company as, when and where required by Company, and Consultant’s cooperation thereto shall be of the essence of this Agreement;

(ii)	Consultant shall continue to be entitled to receive payment under the Company’s Grant Incentive Plan as amended on December 4, 2018 (the “GIP”) for any grants related to the development of AD04 and will no longer be eligible under the GIP for grants unrelated to AD04; and

(iii)	upon full and final achievement on or before December 31, 2024 of any of the milestones set forth on Schedule A hereto, Consultant shall be entitled to receive the compensation set forth and conditioned thereon in such Schedule A, if any.

2. General. Consultant acknowledges that without this Agreement, or if Consultant is in material breach or default of this Agreement, Consultant is otherwise not entitled to the consideration listed in Section 1 above.

3. Payment of Consulting Fee and Separation Fee. Consultant acknowledges and represents that the Company has paid all compensation for services provided pursuant to the Consulting Agreement, other than the $18,125 bi-monthly payment of Monthly Compensation through and including May 17, 2024, which shall be paid by the Company on May 1, 2024, May 15, 2024, and a pro-rated amount of such Monthly Compensation on or before May 17, 2024. In addition to and separate from the foregoing, and on the expressed condition that Consultant signs and returns this Agreement to Company not later than 6:00 pm EDT on April 24, 2024, the Company agrees to pay Consultant a flat, one-time separation fee of Fifty-four Thousand Three Hundred Seventy-five Dollars ($54,375) on or about the date of termination of May 17, 2024.

4. Release of Claims. Consultant agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Consultant by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Consultant, on Consultant’s own behalf and on behalf of Consultant’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Termination Date, including, without limitation:

a. any and all claims relating to or arising from the Consulting Agreement and Consultant’s consulting relationship with the Company, any Intellectual Property (as defined in the Consulting Agreement) and other work product created pursuant to the Consulting Agreement or Consultant’s assignment of the Intellectual Property and work product to the Company, and the termination of that consulting relationship;

b. any and all claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful termination; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute;

e. any and all claims for violation of the federal or any state constitution; and

f. any and all claims for attorneys’ fees and costs.

Consultant agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not waive any rights of Consultant, or any obligations of the Company: (1) under this Agreement; (2) in Consultant’s capacity as a shareholder of the Company, if applicable; and (3) any claims arising after the date Consultant signs this Agreement. Consultant represents that Consultant has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5. No Pending or Future Lawsuits. Consultant represents that Consultant has no lawsuits, claims, or actions pending in Consultant’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. The Parties represent that neither Party intends to bring any claims on their own behalf or on behalf of any other person or entity against the other Party or, in the case of Consultant, against any of the other Releasees.

6. Confidentiality.

(a)	Consultant agrees to use Company Confidential Information (as defined herein) solely to perform Consultant’s obligations under this Agreement and agrees to retain in confidence and to refrain from disclosing and/or using Company Confidential Information for Consultant’s personal benefit or the benefit of any third party. The term “Company Confidential Information” shall include, without limitation: (i) any and all information, formulae, methods, techniques, processes, know-how and data, technical or non-technical, whether written, graphic, computer-generated or orally furnished to Consultant by Company or indirectly learned by Consultant as a result of Consultant’s Services under this Agreement or obtained by Consultant while visiting Company’s facilities; (ii) information which has been received by or disclosed to Consultant or Consultant’s agents, either in oral or written or other tangible form including, without limitation, Company’s business plans and/or compound or product information, and any physical substances or equipment provided to Consultant by Company; (iii) any and all Intellectual Property; (iv) copies and derivations of and improvements on any of the foregoing. Company Confidential Information is and shall be solely owned by Company. Consultant also agrees to safeguard and keep confidential the confidential and proprietary information of Company’s actual or potential investors, licensees, customers, vendors, suppliers, consultants and others with whom Company does or may do business, to the same extent as if it were Company Confidential Information.

(b)	The foregoing restrictions shall not apply to Company Confidential Information that Consultant can properly demonstrate by written documentation: (i) is or became public knowledge through no fault of Consultant or Consultant’s agents; or (ii) is lawfully made available to Consultant by an independent third party; or (iii) was already in Consultant’s possession at the time of initial receipt from Company; or (iv) is independently developed by Consultant or Consultant’s agents.

(c)	Consultant may disclose that portion of Company Confidential Information which is required by law, regulation, rule, act or order of any governmental authority or agency with competent jurisdiction to be disclosed by Consultant, provided, however, that Consultant shall give Company reasonable advance written notice so as to permit the Company to seek a protective order or other similar order or confidential treatment with respect to such Company Confidential Information and thereafter Consultant discloses only the minimum Company Confidential Information required to be disclosed in order to comply, whether or not confidential treatment, a protective order, or other similar order is obtained by Company.

(d)	Except as permitted in subsection (c) above, Consultant agrees that Consultant will not, without the prior written permission of Company, use Company Confidential Information for any purpose other than in carrying out the obligations of this Agreement and performing services hereunder. Consultant shall not use any Company Confidential Information to apply for, secure or perfect any intellectual property rights. Consultant shall hold Company Confidential Information in a manner consistent with Consultant’s treatment of his own similar confidential information, but in no event shall Consultant maintain the confidentiality of such information with less than reasonable care and diligence. Consultant shall provide the Company Confidential Information received hereunder only to Consultant’s agents who are directly concerned with the services provided by Consultant under this Agreement and who are subject to and bound by written obligations of confidentiality, non-disclosure and non-use that are no less restrictive than those provided for herein. Further, Consultant agrees to (i) advise Consultant’s agents of the proprietary nature of the Company Confidential Information and the terms and conditions of this Agreement; and (ii) use all reasonable safeguards to prevent the unauthorized use or disclosure of Company Confidential Information by such agents. Consultant shall be responsible for any breach of this Agreement by Consultant’s agents. Consultant also agrees not to submit for publication any paper containing Company Confidential Information without the prior written permission of Company.

(e)	Consultant agrees to immediately cease use of all Company Confidential Information and to return to the Company or destroy all Company Confidential Information as of the date of this Agreement. Notwithstanding the foregoing, Consultant may keep an archival copy of the Company Confidential Information for such period of time as required by applicable law or regulation and for the sole purpose of determining his continuing legal obligations hereunder and to comply with applicable laws and regulations provided that such retained information shall remain subject to the confidentiality and non-use provisions of this Agreement while retained. Such return of Company Confidential Information shall not affect Consultant’s obligation to continue his obligations of confidentiality under the terms of this Agreement.

(f)	Notwithstanding the foregoing, pursuant to 18 U.S.C. §1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, notwithstanding the foregoing, Consultant shall not be prohibited from disclosing Proprietary Information to a government agency as a whistleblower.

7. No Third Party Cooperation. Consultant agrees that Consultant will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees. Consultant agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Consultant shall state no more than that Consultant cannot provide counsel or assistance.

8. Cooperation with the Company. Consultant agrees that Consultant will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Consultant, pertinent knowledge possessed by Consultant, or any act or omission by Consultant. Consultant further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph, and Consultant hereby appoints Company as his attorney-in-fact to sign such documents as Company deems necessary in connection thereto if Company is unable to obtain Consultant’s signature on such documents and each of them.

9. Nondisparagement. Consultant agrees not to state verbally, print or publish any disparaging comments or remarks about the Company, or any of its officers, directors, employees, and/or consultants, either directly or through third parties, in any manner likely to be harmful to them or their business, business reputation, or personal reputation, and further agrees not to take any steps or do any acts to disparage, parody, and/or trade on the goodwill of the Company or Releasees, and the Company agrees that none of its or its subsidiaries’ officers or directors will disparage Consultant in any manner likely to be harmful to Consultant’s business, business reputation or personal reputation; provided that both Consultant and the Company’s or subsidiaries’ officers and directors may respond accurately and fully to any question, inquiry, or request for information when required by law, court order or legal process or in connection with a government or regulatory proceeding or investigation. The Parties acknowledge and agree that the obligations of the Company’s officers and directors under this Section shall only apply for so long as each officer and director remains an Consultant or director of the Company, as applicable.

10. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, the Parties acknowledge and agree that any material breach of this Agreement or of any provision of Section 6 of this Agreement shall entitle the non-breaching Party immediately to recover and/or cease providing the consideration provided to the other Party under this Agreement and to obtain damages, as applicable.

11. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Consultant. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by anyone of any fault or liability whatsoever to the other Party or to any third party.

12. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

13. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION BEFORE A SINGLE, MUTUALLY AGREED, NEUTRAL ARBITRATOR IN SAN DIEGO COUNTY, ADMINISTERED BY THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND DELAWARE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND ANY OTHER RELIEF AVAILABLE UNDER APPLICABLE LAW IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH DELAWARE LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL DELAWARE LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. IN RESOLVING ANY MATTER SUBMITTED TO ARBITRATION, THE ARBITRATOR SHALL STRICTLY FOLLOW THE SUBSTANTIVE LAW APPLICABLE TO THE DISPUTE, CLAIM OR CONTROVERSY AND THE ARBITRATOR’S AUTHORITY AND JURISDICTION SHALL BE LIMITED TO DETERMINING THE DISPUTE IN CONFORMITY WITH APPLICABLE LAW AS TO LIABILITY, DAMAGES AND REMEDIES, TO THE SAME EXTENT AS IF THE DISPUTE WAS DETERMINED BY A COURT WITHOUT A JURY. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

14. Authority; Successors. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Consultant represents and warrants that Consultant has the capacity to act on Consultant’s own behalf and on behalf of all who might claim through Consultant to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein. This Agreement and all rights hereunder will inure to the benefit of, be enforceable by, and binding on the Parties and their heirs, agents, representatives, successors and assigns. The Company will require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

15. No Representations. Consultant represents that Consultant has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Consultant has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement. Consultant acknowledges that the language of this Agreement was prepared mutually, there has been an opportunity to negotiate the terms of this Agreement, that the Agreement will not be interpreted as an employer promulgated agreement, and any ambiguity in the Agreement shall not be construed against either party as the drafter.

16. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

17. Waiver of Statutory Information Rights. Consultant hereby waives any current or future rights Consultant may have under the Delaware General Corporation Law (and similar rights under other applicable law) to inspect, or make copies and extracts from, the Company’s stock ledger, any list of its stockholders, or any other books and records of the Company or any of its affiliates or subsidiaries, in Consultant’s capacity as a holder of stock, shares, units, options, or any other equity instrument.

18. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

19. Entire Agreement. This Agreement and its exhibits represents the entire agreement and understanding between the Company and Consultant concerning the subject matter of this Agreement and Consultant’s engagement by and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Consultant’s relationship with the Company, including the Consulting Agreement. In the event of any conflict between any of the terms in this Agreement and the terms of any other surviving agreement between the Parties, the terms of this Agreement will be controlling.

20. No Oral Modification. This Agreement may only be amended in a writing signed by Consultant and the Company’s Chief Executive Officer.

21. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of Delaware.

22. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

23. Voluntary Execution of Agreement. Consultant understands and agrees that Consultant executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Consultant’s claims against the Company and any of the other Releasees. Consultant acknowledges that:

(a)	Consultant has read this Agreement;

(b)	Consultant has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Consultant’s own choice or has elected not to retain legal counsel;

(c)	Consultant understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Consultant is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

BANKOLE JOHNSON, an individual

Dated: 04/24/24	/s/ Bankole Johnson
Bankole Johnson

ADIAL PHARMACEUTICALS, INC.

Dated: 04/24/24	By:	/s/ Cary J. Caliborne
	Name:	Cary J. Caliborne
	Title:	Chief Executive Officer

SCHEDULE A

Cash	Milestones
$40,000	Acceptance of a manuscript for publication in a Tier 1 journal as conditioned below*
$40,000	Publication of Manuscript in a Tier 1 journal as conditioned below*
$85,000	Conditional approval granted for ADO4 in any EU country or by EMA
$60,000	Participation in due diligence that results in a development partner or sales partner for Company

Acceptance/publication of the ONWARD efficacy manuscript in a Nature networked, Lancet networked, JAMA networked, New England Journal of Medicine networked, or any other Tier 1 journal, provided any of the foregoing has an “impact factor” of not less than 25.00. For publication outside of the preceding, the remittance will be 50%, provided prior written approval is obtained from Company.